CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Trimax Corporation and Subsidiaries

We hereby consent to the use of our report dated December 20, 2006, relating to the consolidated financial statements of Trimax Corporation and Subsidiaries as of September 30, 2006 and 2005, and for each of the years then ended, which appears in the amendment #2 of the Annual Report on Form 10-K/A of Trimax Corporation and Subsidiaries for the year ended September 30, 2006, filed with the SEC on May 27, 2008.

/s/ DNTW Chartered Accountants, LLP

DNTW Chartered Accountants, LLP

Markham, Canada

March 31, 2009